Exhibit 99.2

Cornell Companies, Inc.

AT THE COMPANY:
Christine Parker — Director, Investor Relations
(713) 623-0790

CORNELL ELECTS ANDREW R. JONES TO BOARD OF DIRECTORS,
SETS FORTH CANDIDATES FOR 2007 NOMINEES

Houston, TX (March 9, 2007) — Cornell Companies, Inc. (NYSE: CRN) announced today that Andrew R. Jones has been elected to its board of directors.  Jones fills the board seat resigned earlier this week by former director Thomas R. Hudson, Jr.  In joining the board, Jones becomes a member of the compensation committee.

In connection with Jones’ election to the board, Cornell has entered into an agreement with Jones and affiliated members of the North Star Group, as well as with Nelson Obus and affiliated members of the Wynnefield Group.  (North Star Group and Wynnefield Group each own greater than five percent of Cornell’s outstanding shares.)  The agreement states that Cornell, in its forthcoming proxy related to the 2007 Annual Meeting of Shareholders, will appoint a specified list of candidates for election to the board of directors.  The list will include current board members James E. Hyman, Zachary R. George, Richard Crane, Alfred Jay Moran, Jr., D. Stephen Slack, Anthony R. Chase, Todd Goodwin and Andrew R. Jones.  In addition, the list will include Max Batzer, a representative from Wynnefield Group.  Board member Sally L. Walker will not seek re-election.

Additionally, the Company has announced that Leon Clements has resigned from the board of directors effective March 8, 2007.  Clements served as chairman of the nominating/governance committee and as a member of the audit committee.

James E. Hyman, Cornell’s chairman and chief executive officer, stated, “We welcome Andrew Jones to the board of directors.  As a long-time Cornell shareholder, Andy brings a deep understanding of the opportunities and issues facing the company, and we value his perspectives on our efforts to position the company for future growth.  In addition, we support the nomination of Max Batzer as a director and look forward to the significant experience and knowledge he will bring to the board.  At the same time, the board and I wish to thank Leon Clements for his contributions to our business during his tenure.  We would also like to recognize Sally Walker’s service as she concludes her tenure next quarter.”

Mr. Jones, 44, founded North Star Partners, LP in January 1996.  North Star is an alternative investment program that is dedicated to value investing and focuses on the small-cap sector of the U.S. equity markets.  Prior to the formation of the Partnership, Mr. Jones was a Managing Director at Tweedy, Browne.  He was employed by Tweedy, Browne for over seven years, and was responsible for identifying undervalued securities in domestic and international markets.  Mr. Jones received his MBA in Finance from the University of Chicago in 1986 and a BS in Finance from Ithaca College in 1984.  He received a Chartered Financial Analyst certification in 1989 and is a member of the New York Society of Securities Analysts.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company has 79 facilities in 16 states and a total service capacity of 18,477.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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